                                                                    EXHIBIT 99.3

                        SETTLEMENT AGREEMENT AND RELEASE

        This SETTLEMENT AGREEMENT AND RELEASE dated as of October 8, 2002 (this "Settlement Agreement"), by and among Starbase Corporation, a Delaware corporation ("Starbase"), World Web Investors, LLC, a Delaware limited liability company (the "LLC") and ABN AMRO CAPITAL USA, a Delaware corporation ("ABN AMRO").

        WHEREAS, on February 20, 2001, World Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Starbase, merged with and into worldweb.net, Inc., a Delaware corporation ("worldweb"), with worldweb being the surviving corporation and wholly owned subsidiary of Starbase following the merger (the "Merger");

        WHEREAS, prior to the Merger, Starbase, worldweb and World Acquisition Corporation entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 11, 2001 which contained, among other things, certain indemnification provisions between Starbase and worldweb as set forth in
Section 4.9(a) and 4.9(b) of the Merger Agreement;

        WHEREAS, pursuant that certain letter agreement by and between Starbase and the LLC dated as of February 20, 2001, the LLC accepted and agreed to the terms and conditions set forth in Section 4.9(b) of the Merger Agreement as set forth therein;

        WHEREAS, pursuant to the Merger Agreement, Starbase, the LLC and each of its members entered into that certain Registration Rights Agreement (the "Registration Rights Agreement"), dated as of February 20, 2001, covering the registration of all of the shares of Common Stock (the "Shares"), par value $.01, of Starbase received by the LLC in connection with the Merger;

        WHEREAS, pursuant to the Merger Agreement, Starbase and the LLC entered into that certain Indemnity Escrow Agreement ("Indemnity Escrow Agreement") dated as of February 20, 2001 relating to certain indemnification obligations of the LLC to Starbase under the Merger Agreement, whereby 206,622 Indemnity Escrow Shares (post-split) (the "Indemnity Escrow Shares") issued in the name of the LLC are currently being held in escrow by Greater Bay Trust Company, as Escrow Agent;

        WHEREAS, by letter dated October 26, 2001, Starbase sent a Claim Notice (as that term is defined in the Indemnity Escrow Agreement) to each of Mr. Keith Walz, as the designated representative of the LLC, and the Escrow Agent against the Escrow Fund (as that term is defined in the Indemnity Escrow Agreement) for indemnification of Starbase for any and all damages related to that certain summons and complaint entitled John Dreyer v. Alice Rogoff-Rubenstein, et. al., Case No. 1:01cv 01294-A filed in the United State District Court for the District of Virginia (the "Dreyer Litigation"), which litigation has been settled; and

        WHEREAS, by letter dated July 11, 2002 to Mr. Keith Walz, Starbase attempted to settle any and all claims by the LLC and its members under the Registration Rights Agreement or for the LLC's retention of Kirkland & Ellis as legal counsel for the defendants in the Dreyer Litigation; and

        WHEREAS, by letter dated August 8, 2002, the LLC sent a response letter to Starbase claiming: (i) damages of $50,000 to cover the unreimbursed retention amounts allegedly owed for legal fees to Kirkland & Ellis incurred by the LLC under Section 4.9(a) of the Merger Agreement; and (ii) damages in excess of $4,100,000 for the alleged failure of Starbase to use its "best efforts" to timely file a registration statement covering the Shares and have such registration statement declared effective by the Securities and Exchange Commission pursuant to the terms and conditions of the Registration Rights Agreement; and

        WHEREAS, ABN AMRO CAPITAL USA ("ABN AMRO") is a member of the LLC;

        WHEREAS, without admitting any wrongdoing or liability, or acknowledging the validity of any claim, asserted or unasserted, each of Starbase, the LLC and ABN AMRO have reached an amicable settlement and has agreed to resolve all claims and other disputes between them arising out of, and relating to, the Merger Agreement, the Indemnity Escrow Agreement, the Registration Rights Agreement and the transactions contemplated thereby, in the manner set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and the other good and valuable consideration as set forth in this Settlement Agreement, the legal adequacy of which is hereby acknowledged, the parties agree as follows:


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

        1. No Admission of Fault. Each of Starbase, the LLC and ABN AMRO acknowledges and agrees that it is entering into this Settlement Agreement in order to settle and resolve all disputed matters among them arising out of or in any way relating to the Merger Agreement, the Registration Rights Agreement, the Indemnity Escrow Agreement and transactions contemplated thereby, and each of Starbase, the LLC and ABN AMRO is not admitting any wrongdoing or liability on its part in any way relating to such matters, and no inference regarding any such wrongdoing or liability is intended by virtue of the parties entering into this Settlement Agreement.

        2. Consideration by Starbase to the LLC. Within thirty (30) days following the execution and delivery of this Settlement Agreement by each of the parties hereto, Starbase hereby agrees to pay to the LLC the amount of $50,000 (the "Initial Consideration") and the LLC agrees to immediately remit to Kirkland & Ellis the amount of $50,000 in full settlement of any and all legal fees and expenses incurred in connection with the Dreyer Litigation and any and all amounts owed under the D&O policy covering the directors and officers of worldweb named in the Dreyer Litigation required to be advanced or paid by Starbase under the Merger Agreement. Following the LLC's receipt of the Initial Consideration, no further payments shall be owed by Starbase to Kirkland & Ellis or to the LLC in connection with its retention of counsel whatsoever.

        3. Deferred Consideration by Starbase to the LLC. In addition to the consideration set forth in Section 2 above, Starbase hereby agrees to pay to the LLC the amount of $500,000 (the "Deferred Consideration") in full settlement of any and all claims by the LLC or its members, and ABN AMRO, under the Registration Rights Agreement, Indemnity Escrow Agreement, Merger Agreement or any of the transactions contemplated thereby. Starbase agrees to wire the Deferred Consideration to the LLC within one hundred and eighty (180) days from the date of this Settlement Agreement and the LLC agrees to immediately thereafter deliver to Starbase a copy of the confirmation of the wire transfer receipt of such amount. Following execution of this Settlement Agreement, Starbase and the LLC agree to take all action necessary to cause the Escrow Agent to release the Indemnity Escrow Shares, including executing a joint written letter to the Escrow Agent instructing the Escrow Agent that the Claim Notice is terminated and null and void and directing the Escrow Agent to immediately release and deliver the Indemnity Escrow Shares to the LLC.


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

        4. Indemnification by the LLC. Effective upon payment of the Initial Consideration, the Deferred Consideration and release of the Indemnity Escrow Shares as contemplated in Section 2 and Section 3 above, the LLC agrees to indemnify, defend, and hold harmless each Starbase Released Party (as defined below) from and against any and all causes of action, claims, and demands of whatsoever kind on account of all known, and unknown injuries, losses, and damages allegedly sustained by a Starbase Released Party to the extent resulting from, arising from, or in any way connected with any and all claims against Starbase that are made by any member of the LLC under the Merger Agreement, Registration Rights Agreement, Indemnity Escrow Agreement or the transactions contemplated thereby (it being understood that the LLC and Starbase intend all such claims to have been resolved and settled pursuant to this Settlement Agreement). Nothing herein shall require the LLC to establish a reserve against any such potential claim, unless and until an actual claim is asserted and made known to the LLC.

        5. Indemnification by ABN AMRO. Effective upon payment of the Initial Consideration, the Deferred Consideration and release of the Indemnity Escrow Shares as contemplated in Section 2 and Section 3 above, ABN AMRO agrees to indemnify, defend, and hold harmless each Starbase Released Party from and against any and all causes of action, claims, and demands of whatsoever kind on account of all known, and unknown injuries, losses, and damages allegedly sustained by a Starbase Released Party to the extent resulting from, arising from, or in any way connected with any and all claims made against Starbase by any member of the LLC under the Merger Agreement, Registration Rights Agreement, Indemnity Escrow Agreement or the transactions contemplated thereby (it being understood that the LLC and Starbase intend all such claims to have been resolved and settled pursuant to this Settlement Agreement); provided, however, that the indemnification obligations of ABN AMRO provided under this Section 5 shall be limited to that portion of the Deferred Consideration received by ABN AMRO in connection with any distribution, dividend or other payments made to ABN AMRO in its capacity as a member of the LLC.

        6. Release by the LLC of Starbase. Effective upon payment of the Initial Consideration, the Deferred Consideration and release of the Indemnity Escrow Shares as contemplated in Section 2 and Section 3 above, and except for a material breach by Starbase of a representation or warranty contained in this Settlement Agreement, the LLC, for itself and on behalf of its members (to the extent that any such member may have a claim based upon or arising out of its membership in the LLC), hereby releases and forever discharges Starbase, together with its subsidiaries, affiliates, successors and assigns, as well as its present and former directors, officers, employees, shareholders, agents, attorneys and other representatives and the successors, assigns and personal representatives of each of them (each, a "Starbase Released Party"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages (whether actual, compensatory, consequential or punitive), demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses and the fees and expenses of other professionals and experts) of every kind, nature and description, whether in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of this Settlement Agreement, which the LLC, for itself and on behalf of its members (to the extent that any such member may have a claim based upon or arising out of its membership in the LLC), could assert against any Starbase Released Party relating to or arising out of the Merger, the Merger Agreement, the Registration Rights Agreement, the Indemnity Escrow Agreement, the transactions contemplated thereby, or otherwise.

        7. Release by ABN AMRO of Starbase. Effective upon payment of the Initial Consideration, the Deferred Consideration and release of the Indemnity Escrow Shares as contemplated in Section 2 and Section 3 above, and except for a material breach by Starbase of a representation or warranty contained in this Settlement Agreement, ABN AMRO, for itself and on behalf of its subsidiaries and affiliates, hereby releases and forever discharges each Starbase Released Party, from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages (whether actual, compensatory, consequential or punitive), demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses and the fees and expenses of other professionals and experts) of every kind, nature and description, whether in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of this Settlement Agreement, which ABN AMRO, for itself and on behalf of its subsidiaries and affiliates, could assert against any Starbase Released Party relating to or arising out of the Merger, the Merger Agreement, the Registration

Rights Agreement, the Indemnity Escrow Agreement, the transactions contemplated thereby, or otherwise.

        8. Release by Starbase of the LLC/ABN AMRO. Effective upon payment of the Initial Consideration, the Deferred Consideration and release of the Indemnity Escrow Shares as contemplated in Section 2 and Section 3 above, and except for a material breach by the LLC of a representation or warranty contained in this Settlement Agreement, Starbase, for itself and on behalf of its subsidiaries hereby releases and forever discharges the LLC, ABN AMRO, and their respective subsidiaries, affiliates, successors and assigns, as well as their respective present and former managers, directors, officers, employees, agents, attorneys and other representatives and the successors, assigns and personal representatives of each of them (each, a "LLC Released Party"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages (whether actual, compensatory, consequential or punitive), demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses and the fees and expenses of other professionals and experts) of every kind, nature and description, whether in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of this Settlement Agreement, which Starbase could assert against any LLC Released Party relating to or arising out of the Merger, the Merger Agreement, the Registration Rights Agreement, the Indemnity Escrow Agreement, the transactions contemplated thereby, or otherwise.

        9. Waiver of Section 1542. The parties hereby waive and assume the risk of any and all claims for loss and damages which exist as of this date, including but not limited to those set forth in this Settlement Agreement but of which they are unaware, whether through ignorance, oversight, error, negligence, or otherwise in which, if known, would materially affect their decision to enter into this Settlement Agreement. The parties hereby expressly assume the risk that they may suffer damages in the future as a result of any matter referred to herein, and they hereby waive all rights or benefits which they have now, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which states as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF


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

        KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
        DEBTOR.

The parties acknowledge that there is a risk of the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those known now. Facts on which they have been relying in entering into this Settlement Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this Settlement Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. The parties acknowledge and present that in waiving all rights and benefits they have under Section 1542 of the Civil Code of the State of California, they have had the advice, or have had the opportunity to have the advice, of counsel and independent consultants and further represent, warrant, and guarantee that this Settlement Agreement shall remain in full force and effect notwithstanding current and such possible changes or differences of material fact. This relief shall apply to any and all claims other than for breach of this Settlement Agreement.

        10. Representations and Warranties of Starbase. Starbase hereby represents and warrants to the LLC as follows:

            (a) Starbase has the corporate power and authority to execute, deliver and perform this Settlement Agreement.

            (b) The execution, delivery and performance of this Settlement Agreement has been duly authorized by Starbase in accordance with all requisite corporate power and authority.

            (c) No consents or approvals of, notices to or filings with, any person or entity are required to be obtained by Starbase in connection with its execution, delivery and performance of this Settlement Agreement.

            (d) Starbase has received independent legal advice from attorneys of its choice with respect to the terms and provisions of this Settlement Agreement, the advisability of entering into this Settlement Agreement and of the consequences of entering into this Settlement Agreement.


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

            (e) Starbase has made such investigation of the facts pertaining to this Settlement Agreement and to the transactions contemplated hereby, as it considers appropriate.

            (f) This Settlement Agreement constitutes a legal, valid and binding obligation of Starbase, enforceable against Starbase in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

            (g) The execution, delivery and performance of this Settlement Agreement by Starbase does not (i) violate or contravene the certificate of incorporation or by-laws of Starbase; (ii) violate or constitute a breach of, or default under, any material agreement or other instrument binding upon Starbase or to which it is a party; (iii) violate or contravene any judgment, decree or order of any court or regulatory body binding upon Starbase; or (iv) violate any law or regulation applicable to Starbase.

        11. Representations and Warranties of the LLC. The LLC hereby represents and warrants to Starbase as follows:

            (a) The LLC has the corporate power and authority to execute, deliver and perform this Settlement Agreement.

            (b) The execution, delivery and performance of this Settlement Agreement has been duly authorized by LLC in accordance with all requisite corporate power and authority.

            (c) No consents or approvals of, notices to or filings with, any person or entity are required to be obtained by the LLC in connection with its execution, delivery and performance of this Settlement Agreement, including, without limitation, consent or approval of the members of the LLC.

            (d) The LLC has received independent legal advice from attorneys of its choice with respect to the terms and provisions of this Settlement Agreement, the advisability of entering into this Settlement Agreement and of the consequences of entering into this Settlement Agreement.


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

            (e) This Settlement Agreement constitutes a legal, valid and binding obligation of LLC and each of its members (to the extent such members may be bound under the LLC operating agreement), enforceable in accordance with its terms against the LLC and each of its members, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Settlement Agreement by the LLC does not require any consents except such consents as have already been obtained and disclosed to Starbase as of the date of this Settlement Agreement.

            (f) The execution, delivery and performance of this Settlement Agreement by the LLC does not (i) violate or contravene the articles of formation or operating agreement of the LLC; (ii) violate or constitute a breach of, or default under, any material agreement or other instrument binding upon the LLC or to which it is a party; (iii) violate or contravene any judgment, decree or order of any court or regulatory body binding upon the LLC; or (iv) violate any law or regulation applicable to the LLC.

            (g) To the knowledge of the managers of the LLC, no member of the LLC has threatened or made any claim for breach by Starbase of any provision of the Registration Rights Agreement, Merger Agreement, Indemnity Escrow Agreement, Merger or any of the transactions contemplated thereby, except such claims as have been asserted by the LLC that are intended to be settled and released in their entirety by this Settlement Agreement.

        12. Ownership of Claims. Each of Starbase, the LLC and ABN AMRO represent and warrant to the other(s), that it is the lawful and sole owner of the claims being released by it pursuant to this Settlement Agreement and it has not sold, transferred, assigned, pledged, hypothecated or otherwise encumbered any such claim.

        13. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, without regard to any of its principles of conflicts of laws or other laws, which would result in the application of the laws of another jurisdiction. This


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Settlement Agreement shall be construed and interpreted without regard to any presumption against the party causing this Settlement Agreement to be drafted.

        14. Notices. All notices, demands, consents, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Settlement Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested (with all costs having been prepaid), four (4) business days after being mailed, (iii) if delivered by an overnight courier of recognized international reputation (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 14), or the refusal to accept same, the notice, demand, consent, instruction or other communication shall be deemed received on the second business day after the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

        If to Starbase:

              Starbase Corporation
              4 Hutton Centre Drive, Suite 800
              Santa Ana, CA 92707
              Telephone: 714-445-4400
              Facsimile: 714-445-4543
              Attention:

              with a copy to:

              Jenkens & Gilchrist Parker Chapin LLP
              The Chrysler Building
              405 Lexington Avenue

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




              New York, NY  10174
              Telephone: (212) 704-6050
              Facsimile: (212) 704-6288
              Attention: Martin Eric Weisberg, Esq.

        If to the LLC or ABN AMRO:

              World Web Investors, LLC
              c/o ABN AMRO Private Equity
              208 S. LaSalle Street
              10th Floor, Suite 1002
              Chicago, IL 60604
              Telephone: (312) 855-6575
              Facsimile: (312) 553-6648
              Attention: Mr. Keith Walz

              with a copy to:
              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois 60601
              Telephone: (312) 861-2000
              Facsimile: (312) 861-2200
              Attention: Jeffrey S. Norman, Esq.

or to such other address as any party may specify by notice given to the other party in accordance with this Section 14.

        15. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Settlement Agreement shall be submitted to binding arbitration before the American Arbitration Association ("AAA"), in accordance with its rules of Commercial Arbitration. The decision of the arbitrator shall be final and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in New York County, New York. The arbitrator shall be bound by the laws of the State of New York applicable to all relevant privileges and the attorney work product doctrine. Each party shall be required to provide the other party with copies of all documentation and other written, electronic or photographic materials that it intends to introduce into evidence at least ten (10) days in advance of the hearing date. The arbitrator shall have the power to grant equitable relief where applicable under New York law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty
(30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this


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

Settlement Agreement to arbitration as provided in this Section 15 shall survive the expiration or earlier termination of this Settlement Agreement. Notwithstanding the foregoing, a party may seek an injunction or other appropriate relief from a court of competent jurisdiction to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding. Each party shall pay its own costs (including, without limitation, attorney's fees and disbursements) and expenses in connection with any arbitration proceeding; provided, however, the prevailing party shall be entitled to recover its reasonable attorney's fees and disbursements. Each of Starbase, the LLC and ABN AMRO hereby consent to the jurisdiction of the AAA in the State of New York for the purpose of any arbitration arising out of any of their obligations arising hereunder.

        16. Miscellaneous. (a) No party may assign any of its rights or delegate any of its duties under this Settlement Agreement without the prior written consent of the other parties hereto; provided, however, that Starbase may assign any of its rights or delegate any of its duties hereunder, by operation of law or otherwise, or in connection with a Change of Control (as defined below) and, following such Change of Control, this Settlement Agreement shall be enforceable by, among others, any direct or indirect parent or affiliate of Starbase or any direct or indirect holder of greater than 50% of the voting capital stock of Starbase. This Settlement Agreement shall be binding upon the successors and their respective representatives, subsidiaries, affiliates, successors, and permitted assigns of the parties and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. For purposes of this Settlement Agreement, a Change of Control shall be deemed to have occurred in any of the following events: (i) a merger of Starbase with or into another entity (whether or not Starbase is the surviving corporation) resulting in a change of ownership of greater than 50% of the outstanding voting capital stock of Starbase; (ii) a tender offer by a third party resulting in a change of ownership of not less than 50% of the outstanding voting capital stock of Starbase; or (iii) the sale of all or substantially all of the assets of Starbase to a third party.

            (b) Except as specifically provided in Sections 6, 7 and 8 of this Settlement Agreement, no party other than Starbase, the LLC and ABN AMRO shall be deemed intended or incidental beneficiaries of this Settlement Agreement; provided, however, that a party (a "Potential Acquiror") who enters into a definitive agreement with Starbase to engage in a transaction with Starbase which contemplates a Change of Control shall be deemed an intended third party beneficiary of this Settlement Agreement, including, without limitation, all of the representations, warranties and covenants contained herein, and shall be entitled to enforce this Settlement Agreement to the same extent as if the Potential Acquiror was a party hereto. Each of Starbase, the LLC and ABN AMRO agree to keep all of the terms and provisions of this Settlement Agreement confidential, except: (i) Starbase may disclose this Settlement Agreement to an acquiror or potential acquiror of Starbase engaging in or contemplating a transaction with respect to a Change of Control, or to any assignee of Starbase, whether by operation of law or otherwise, and (ii) as otherwise required to be disclosed by applicable laws following notice to the non-disclosing party at least three (3) business days prior to such disclosure or pursuant to a judicial subpoena.

            (c) The provisions of this Settlement Agreement shall not be construed as a waiver of any party's right to bring suit to enforce the terms and provisions of this Settlement Agreement.

            (d) This Settlement Agreement contains a complete statement of all the arrangements, understandings and agreements among the parties with respect to the subject matter hereof, supersedes all other arrangements, understandings and agreements, whether written or oral, among them relating to such subject matter, all of which are merged herein. This Settlement Agreement cannot be altered, modified, waived or amended, except by an instrument in writing executed by each of the parties hereto.

            (e) Section headings contained in this Settlement Agreement are included herein solely for convenience of reference only and are not intended to affect the interpretation or construction of any of the terms or provisions of this Settlement Agreement.

            (f) This Settlement Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. The facsimile signature of a party hereto shall constitute a valid and effective signature.

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

        IN WITNESS WHEREOF each of the parties has duly executed this Settlement Agreement as of the date first above written.

                              STARBASE CORPORATION


                              By:__________________________________________
                                  Name:
                                  Title:


                              WORLDWEB INVESTORS, LLC

                              By:__________________________________________
                                  Name:
                                  Title:


                              ABN AMRO CAPITAL USA


                              By:__________________________________________
                                  Name:
                                  Title:


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